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Center Bancorp, Inc. Reports Net Income Available to Common Shareholders of $4.9 Million or $0.30 per Share for the Second Quarter of 2013, Representing a 14.7% Increase

UNION, N.J., July 25, 2013 (GLOBE NEWSWIRE) — Center Bancorp, Inc. (NASDAQ: CNBC) (the "Corporation", or "Center"), parent company of Union Center National Bank (“UCNB” or the “Bank”), today reported operating results for the second quarter ended June 30, 2013. Net income available to common stockholders amounted to $4.9 million, or $0.30 per fully diluted common share, for the quarter ended June 30, 2013, an increase of $626,000 or approximately 14.7 percent as compared with net income available to common stockholders of $4.3 million, or $0.26 per fully diluted common share, for the quarter ended June 30, 2012.

"Second quarter earnings remained strong with a continued improvement in our asset quality profile. We continued with momentum in expanding our presence in key markets, with the opening of our new Princeton office, our first location in Mercer County, New Jersey. This continues our goal of expanding our presence and visibility in markets we are drawing business from, allowing us to solidify and expand our service relationships. These types of actions, supported by our core earnings performance and strategic growth, create incremental shareholder value," said Anthony C. Weagley, President & Chief Executive Officer of Union Center National Bank.

For the six months ended June 30, 2013, net income available to common stockholders amounted to $9.8 million, or $0.60 per fully diluted common share, compared to $8.4 million, or $0.51 per fully diluted common share, for the same period in 2012.

Mr. Weagley added: "We are pleased with this quarter's earnings and believe that our sequential earnings performance demonstrates the Corporation's commitment to achieving meaningful growth in earnings performance — an essential component of providing consistent and favorable long-term returns to our shareholders. Margins were relatively stable and are poised for improvement with further loan growth. Loans achieved sequential growth with solid pipelines and core loan growth. Small businesses lending remains strong despite the continued uncertainty about the economic recovery and broader fiscal uncertainty. Our current targeted net growth for the third quarter remains on track with our year-on-year growth projection."

Highlights for the quarter include:

•	Strong balance sheet with improved credit trends compared to prior year.

•	At June 30, 2013, total loans amounted to $902.8 million, an increase of $95.9 million compared to total loans at June 30, 2012, due primarily to organic growth and as a result of the Saddle River Valley Bank transaction completed in the third quarter of 2012.

•	Reduction in non-performing assets, to 0.17 percent of total assets at June 30, 2013, compared to 0.36 percent at June 30, 2012 and 0.31 percent at December 31, 2012. The allowance for loan losses as a percentage of total non-performing loans was 398.4 percent at June 30, 2013 compared to 205.7 percent at June 30, 2012 and 278.9 percent at December 31, 2012.

•	The Tier 1 leverage capital ratio was 9.50 percent at June 30, 2013, compared to 9.23 percent at June 30, 2012, and 9.02 percent at December 31, 2012, exceeding regulatory guidelines in all periods.

•	Tangible book value per common share rose to $8.14 at June 30, 2013, compared to $7.33 at June 30, 2012 and $8.11 at December 31, 2012.

•	The efficiency ratio for the second quarter of 2013 on an annualized basis was 47.0 percent as compared to 47.1 percent in the second quarter of 2012 and 46.9 percent in the fourth quarter of 2012.

•	Deposits increased $106.2 million to $1.28 billion at June 30, 2013, from $1.17 billion at June 30, 2012, in part as a result of the Saddle River Valley Bank transaction.

Non-performing assets (NPAs) at the end of the second quarter totaled $2.8 million, or 0.17 percent of total assets, as compared with $5.0 million, or 0.31 percent, at December 31, 2012 and $5.4 million, or 0.36 percent, at June 30, 2012.

Selected Financial Ratios (unaudited; annualized where applicable)

As of or for the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Return on average assets	1.22%	1.23%	1.11%	1.13%	1.16%
Return on average equity	11.84%	12.09%	11.17%	11.67%	11.96%
Net interest margin (tax equivalent basis)	3.28%	3.31%	3.32%	3.28%	3.29%
Loans / deposits ratio	70.48%	68.58%	68.07%	67.28%	68.70%
Stockholders’ equity / total assets	10.04%	10.23%	9.86%	9.75%	9.86%
Efficiency ratio (1)	47.0%	48.5%	46.9%	47.7%	47.1%
Book value per common share	$9.17	$9.39	$9.14	$8.93	$8.36
Return on average tangible equity (1)	13.17%	13.49%	12.49%	13.12%	13.53%
Tangible common stockholders’ equity / tangible assets (1)	8.38%	8.58%	8.22%	8.09%	8.08%
Tangible book value per common share (1)	$8.14	$8.36	$8.11	$7.90	$7.33

(1)	Information reconciling non-GAAP measures to GAAP measures is presented elsewhere in this press release.

Net Interest Income

For the three months ended June 30, 2013, total interest income on a fully taxable equivalent basis increased $619,000 or 4.4 percent, to $14.6 million, compared to the three months ended June 30, 2012. Total interest expense decreased by $199,000, or 6.7 percent, to $2.8 million, for the three months ended June 30, 2013, compared to the same period last year. Net interest income on a fully taxable equivalent basis was $11.8 million for the three months ended June 30, 2013, increasing $0.8 million, or 7.44 percent, from $11.0 million for the comparable period in 2012. Compared to 2012, for the three months ended June 30, 2013, average interest earning assets increased $104.6 million while net interest spread and margin, on a tax-equivalent basis, decreased on an annualized basis by 3 basis points and 1 basis point, respectively. For the quarter ended June 30, 2013, the Corporation’s net interest margin on a fully taxable equivalent annualized basis decreased to 3.28 percent as compared to 3.29 percent for the same three month period in 2012.

The 6.7 percent decrease in interest expense reflects a favorable shift in the deposit mix and the impact of the sustained low levels in short-term interest rates, offsetting higher volumes of interest bearing deposits. The average cost of funds declined 10 basis points to 0.91 percent from 1.01 percent for the quarter ended June 30, 2012 and on a linked sequential quarter increased 1 basis point compared to the first quarter of 2013. For the quarter ended June 30, 2013, the Corporation’s annualized net interest spread decreased to 3.13 percent as compared to 3.16 percent for the same three month period in 2012.

For the six months ended June 30, 2013, net interest income on a fully taxable equivalent basis amounted to $23.8 million, compared to $21.8 million for the same period in 2012. For the six month period ended June 30, 2013, interest income increased by $1.5 million while interest expense decreased by $515,000 from the same period last year. Compared to the same period in 2012, for the six months ended June 30, 2013, average interest earning assets increased $138.6 million while net interest spread and margin decreased on an annualized tax-equivalent basis by 8 basis points and 5 basis points, respectively.

Earnings Summary for the Period Ended June 30, 2013

The following table presents condensed consolidated statement of income data for the periods indicated.

Condensed Consolidated Statements of Income (unaudited)

(dollars in thousands, except per share data)

For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Net interest income	$11,228	$11,370	$11,422	$11,183	$10,546
Provision for loan losses	—	—	100	225	(107)
Net interest income after provision for loan losses	11,228	11,370	11,322	10,958	10,653
Other income	1,707	1,845	1,016	2,635	1,604
Other expense	6,076	6,538	6,193	7,507	5,690
Income before income tax expense	6,859	6,677	6,145	6,086	6,567
Income tax expense	1,936	1,753	1,676	1,632	2,214
Net income	$4,923	$4,924	$4,469	$4,454	$4,353
Net income available to common stockholders	$4,895	$4,868	$4,441	$4,426	$4,269
Earnings per common share:
Basic	$0.30	$0.30	$0.27	$0.27	$0.26
Diluted	$0.30	$0.30	$0.27	$0.27	$0.26
Weighted average common shares outstanding:
Basic	16,348,915	16,348,215	16,347,564	16,347,088	16,333,653
Diluted	16,375,774	16,373,588	16,363,698	16,362,635	16,341,767

Other Income

Other income increased $103,000 for the second quarter of 2013 compared with the same period in 2012. During the second quarter of 2013, the Corporation recorded net investment securities gains of $600,000 compared to $513,000 in net investment securities gains for the same period last year. Excluding net securities gains, the Corporation recorded other income of $1.1 million for the three months ended June 30, 2013 compared to other income, excluding net securities gains, of $1.1 million for the second quarter of 2012 and $1.2 million for the three months ended December 31, 2012. Increases in other income in the second quarter of 2013 when compared to the second quarter of 2012 (excluding securities gains) were primarily from an increase of $31,000 in service charges on deposit accounts, $19,000 in loan related fees, an increase in bank owned life insurance income of $28,000, and an increase of $98,000 in annuities and insurance commissions, offset by a decline of $150,000 in other fees.

For the six months ended June 30, 2013, total other income decreased $7,000 compared to the same period in 2012, primarily as a result of $531,000 related to lower net securities gains offset by increased income on bank owned life insurance, annuities and loan fees. Excluding net securities gains and losses, the Corporation recorded other income of $2.6 million for the six months ended June 30, 2013 compared to other income, excluding net securities gains and losses, of $2.1 million for the comparable period in 2012, an increase of $524,000 or 24.8 percent.

The following table presents the components of other income for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Service charges on deposit accounts	$318	$289	$324	$333	$287
Loan related fees	114	139	220	85	95
Net gains on sales of loans held for sale	91	138	170	88	100
Annuities and insurance commissions	146	100	67	45	48
Debit card and ATM fees	133	117	125	126	134
Bank-owned life insurance	274	565	282	239	246
Net investment securities gains (losses)	600	319	(201)	763	513
Bargain gain on acquisition	—	—	—	899	—
Other fees	31	178	29	57	181
Total other income	$1,707	$1,845	$1,016	$2,635	$1,604

Other Expense

Total other expense for the second quarter of 2013 amounted to $6.1 million, which was approximately $462,000 or 7.1 percent lower than other expense for the three months ended March 31, 2013 and primarily related to a decrease in employee salaries and benefits, which decreased $155,000. The decrease from the prior quarter in 2013 reflects lower benefit costs. Other decreases contributing to the decrease in operating overhead included FDIC insurance, marketing and advertising, occupancy and equipment and all other expense. These decreases were partially offset by increases in other real estate owned expense of $88,000, postage and delivery expense of $14,000, and professional and consulting expenses of $11,000.

The increase in other expense for the three months ended June 30, 2013, when compared to the quarter ended June 30, 2012, was approximately $386,000. Increases primarily included salaries and benefit expense of $280,000, occupancy and equipment expense of $205,000, marketing and advertising expense of $6,000, and other real estate owned expenses of $85,000. These increases were partially offset by decreases of $64,000 in professional and consulting, $18,000 in stationery and printing, $19,000 in computer expense, and $62,000 in FDIC insurance expense.

For the six months ended June 30, 2013, total other expense increased $1.1 million, or 9.7 percent, compared to the same period in 2012. Increases primarily included $652,000 in salaries and employee benefits, $411,000 in occupancy and equipment, $76,000 in marketing and advertising, $42,000 in other real estate owned expense, and $111,000 in other expenses. These increases were partially offset by decreases in FDIC insurance expense of $48,000, professional consulting expense of $91,000, stationery and printing expense of $17,000, and computer expense of $19,000.

The following table presents the components of other expense for the periods indicated.

(in thousands, unaudited)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Salaries	$2,652	$2,653	$2,495	$2,505	$2,347
Employee benefits	683	837	710	688	708
Occupancy and equipment	811	906	942	739	606
Professional and consulting	230	219	260	277	294
Stationery and printing	78	85	100	69	96
FDIC Insurance	208	313	293	292	270
Marketing and advertising	62	101	35	64	56
Computer expense	343	353	338	366	362
Bank regulatory related expenses	82	90	82	77	75
Postage and delivery	70	56	61	55	71
ATM related expenses	65	71	72	64	69
Other real estate owned, net	107	19	1	65	22
Amortization of core deposit intangible	8	10	10	10	11
Repurchase agreement prepayment and termination fee	—	—	—	1,012	—
Acquisition cost	—	—	10	472	—
All other expenses	677	825	784	752	703
Total other expense	$6,076	$6,538	$6,193	$7,507	$5,690

Commenting on the balance sheet, Mr. Weagley indicated: "We strengthened our strong balance sheet and completed our purchase and assumption of Saddle River Valley Bank, ending the second quarter with a strong Tier 1 ratio of 9.50%, up from 9.31% in the first quarter. We also continue to see positive signs for growth coupled with sustained asset quality."

Statement of Condition Highlights at June 30, 2013

•	Continued strength in balance sheet with total assets amounted to $1.6 billion at June 30, 2013.

•	Total loans were $902.8 million at June 30, 2013, increasing $95.9 million, or 11.9 percent, from June 30, 2012. Total real estate loans increased $62.5 million, or 11.1 percent, from June 30, 2012. Commercial loans increased $33.4 million, or 13.7 percent, year over year.

•	Investment securities totaled $556.6 million at June 30, 2013, reflecting an increase of $26.4 million or 5.0 percent from June 30, 2012.

•	Deposits totaled $1.28 billion at June 30, 2013, increasing $106.2 million, or 9.0 percent, since June 30, 2012. Total Demand, Savings, Money Market, and certificates of deposit less than $100,000 increased $111.6 million or 10.4 percent from June 30, 2012. The increases were attributable to continued core deposit growth in overall segments of the deposit base, as well as the Saddle River Valley Bank transaction.

•	Borrowings totaled $151.2 million at June 30, 2013, decreasing $15.1 million from June 30, 2012, primarily due to the termination of a $10.0 million repurchase agreement and the prepayment of a $5.0 million FHLB New York advance.

Condensed Statements of Condition

The following table presents condensed statements of condition data as of the dates indicated.

Condensed Consolidated Statements of Condition (unaudited)
(in thousands)

At quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Cash and due from banks	$61,959	$116,755	$104,134	$100,106	$73,668
Interest bearing deposits with banks	—	—	2,004	2,002	12,000
Investment securities:
Available for sale	419,773	458,004	496,815	509,605	467,190
Held to maturity	136,786	78,212	58,064	56,503	62,997
Loans held for sale, at fair value	585	774	1,491	1,055	501
Loans	902,822	879,387	889,672	869,998	806,953
Allowance for loan losses	(10,202)	(10,232)	(10,237)	(10,240)	(10,221)
Restricted investment in bank stocks, at cost	8,986	8,966	8,964	8,964	9,139
Premises and equipment, net	13,456	13,544	13,563	13,564	12,218
Goodwill	16,804	16,804	16,804	16,804	16,804
Core deposit intangible	36	45	54	64	73
Bank-owned life insurance	35,209	34,935	34,961	29,679	29,440
Other real estate owned	220	1,536	1,300	—	453
Other assets	19,264	11,065	12,176	13,975	19,807
Total assets	$1,605,698	$1,609,795	$1,629,765	$1,612,079	$1,501,022
Deposits	$1,280,894	$1,282,223	$1,306,922	$1,293,013	$1,174,649
Borrowings	151,155	151,155	151,155	151,205	166,262
Other liabilities	12,364	11,664	10,997	10,676	12,128
Stockholders' equity	161,285	164,753	160,691	157,185	147,983
Total liabilities and stockholders’ equity	$1,605,698	$1,609,795	$1,629,765	$1,612,079	$1,501,022

The following table reflects the composition of the Corporation’s deposits as of the dates indicated.

Deposits (unaudited)
(in thousands)

At quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Demand:
Non-interest bearing	$219,669	$213,794	$215,071	$192,321	$181,282
Interest-bearing	195,954	207,427	217,922	222,660	199,064
Savings	221,271	221,274	216,274	218,732	207,151
Money market	493,155	488,124	493,836	488,189	432,507
Time	150,845	151,604	163,819	171,111	154,645
Total deposits	$1,280,894	$1,282,223	$1,306,922	$1,293,013	$1,174,649

Loans

"Total loans achieved another milestone rising to $903 million during the second quarter, due to our continued momentum of growing client relationships and our loans coupled with the completion of the purchase and assumption of Saddle River Valley Bank," commented Mr. Weagley. "Outstanding loan balances increased while at the same time lending opportunities continued to fuel the Corporation's pipelines. These trends are expected to translate into strong growth in the third quarter," added Mr. Weagley.

The Corporation’s net loans in the second quarter of 2013 increased $23.4 million, to $892.6 million at June 30, 2013, from $869.2 million at March 31, 2013. The allowance for loan losses amounted to $10.2 million at both June 30, 2013 and March 31, 2013. The loan growth during the period amounted to approximately $88.5 million in new loans and advances during the second quarter. This growth was offset in part by prepayments of $23.0 million coupled with scheduled payments, maturities and payoffs of $42.2 million. Average loans during the second quarter of 2013 totaled $888.2 million as compared to $790.4 million during the second quarter of 2012, representing a 12.4 percent increase.

At the end of the second quarter of 2013, the loan portfolio remained well diversified with commercial and industrial (C&I) loans, including owner-occupied commercial real estate loans, accounting for 30.8 percent of the loan portfolio, commercial real estate loans representing 49.1 percent of the loan portfolio, and consumer and other loans representing 15.8 percent of the loan portfolio. Construction and development loans accounted for only 4.3 percent of the loan portfolio. The loan volume increase within the portfolio amounted to $95.5 million in commercial and commercial real estate loans and $5.0 million in construction loans, offset by a decrease of and $4.7 million in residential mortgage loans. At June 30, 2012, net loans totaled $796.7 million.

The following reflects the composition of the Corporation’s loan portfolio as of the dates indicated.

Loans (unaudited)
(in thousands)

At quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Real estate loans:
Residential	$142,772	$145,228	$158,361	$162,070	$147,431
Commercial	443,441	431,771	428,673	424,574	381,348
Construction	38,565	35,166	40,272	40,867	33,521
Total real estate loans	624,778	612,165	627,306	627,511	562,300
Commercial loans	277,734	266,762	261,791	242,008	244,294
Consumer and other loans	147	326	452	324	196
Total loans before deferred fees and costs	902,659	879,253	889,549	869,843	806,790
Deferred costs, net	163	134	123	155	163
Total loans	$902,822	$879,387	$889,672	$869,998	$806,953

At June 30, 2013, the Corporation had $239.2 million in overall undisbursed loan commitments, which includes largely unused commercial lines of credit, home equity lines of credit and available usage from active construction facilities. Included in the overall undisbursed commitments are the Corporation's "Approved, Accepted but Unfunded" pipeline, which includes approximately $84.3 million in commercial and commercial real estate loans and $990,000 in residential mortgages expected to fund over the next 90 days.

Asset Quality

Non-accrual loans decreased from $2.6 million at March 31, 2013 to $2.5 million at June 30, 2013. Other real estate owned at June 30, 2013 was $220,000, as compared to $1.5 million at March 31, 2013. The remaining property is under contract and scheduled to close in July with no further material losses. Performing troubled debt restructured loans, which are performing loans, had significantly decreased to $2.6 million at June 30, 2013 from $6.81 million at December 31, 2012 and $8.74 million at June 30, 2012 respectively.

The following table presents the components of non-performing assets and other asset quality data for the periods indicated.

(dollars in thousands, unaudited)
As of or for the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Non-accrual loans (1)	$2,508	$2,565	$3,616	$4,967	$3,943
Loans 90 days or more past due and still accruing	53	54	55	570	1,026
Total non-performing loans	2,561	2,619	3,671	5,537	4,969
Other real estate owned	220	1,536	1,300	—	453
Total non-performing assets	$2,781	$4,155	$4,971	$5,537	$5,422
Performing troubled debt restructured loans	$2,585	$6,786	$6,813	$6,851	$8,736

Non-performing assets / total assets	0.17%	0.26%	0.31%	0.34%	0.36%
Non-performing loans / total loans	0.28%	0.30%	0.41%	0.64%	0.62%
Net charge-offs (recoveries)	$30	$5	$103	$206	$(574)
Net charge-offs (recoveries) / average loans (2)	0.01%	N/M	0.05%	0.10%	(0.29)%
Allowance for loan losses / total loans	1.13%	1.16%	1.15%	1.18%	1.27%
Allowance for loan losses / non-performing loans	398.4%	390.7%	278.9%	184.9%	205.7%

Total assets	$1,605,698	$1,609,795	$1,629,765	$1,612,079	$1,501,022
Total loans	902,822	879,387	889,672	869,998	806,953
Average loans	888,175	873,916	864,829	850,059	790,382
Allowance for loan losses	10,202	10,232	10,237	10,240	10,221

(1)	Six loans totaling $1.413 million or (56.3%) of the total non-accrual loan balance are making payments.
(2)	Annualized.

N/M – not meaningful

At June 30, 2013, non-performing assets totaled $2.8 million, or 0.17 percent of total assets, as compared with $5.4 million, or 0.36 percent, at June 30, 2012 and $5.0 million, or 0.31 percent, at December 31, 2012. The decrease from June 30, 2012 reflects the Corporation’s ability to satisfactorily work out certain problem loans. The largest component of the remaining non-accrual loans is comprised of one relationship totaling $629,000, or 25.1 percent of the total, secured by a senior lien on a residential property, located in Morris County, New Jersey. This loan has been restructured, and is being monitored for performance under the terms and conditions of the restructured agreement. The remaining loans are primarily residential properties and are in the process of being worked out.

The allowance for loan losses at June 30, 2013 amounted to approximately $10.2 million, or 1.13 percent of total loans. Excluding loans acquired from Saddle River Valley Bank and carried at fair value, the coverage ratio was 1.18 percent, compared to 1.27 percent of total loans at June 30, 2012. The allowance for loan losses as a percentage of total non-performing loans was 398.4 percent at June 30, 2013 compared to 205.7 percent at June 30, 2012.

Capital

At June 30, 2013, total stockholders' equity amounted to $161.3 million, or 10.0 percent of total assets. Tangible common stockholders' equity was $133.2 million, or 8.38 percent of tangible assets, compared to 8.08 percent at June 30, 2012. Book value per common share was $9.17 at June 30, 2013, compared to $8.36 at June 30, 2012. Tangible book value per common share was $8.14 at June 30, 2013 compared to $7.33 at June 30, 2012.

At June 30, 2013, the Corporation’s Tier 1 leverage capital ratio was 9.50 percent, the Tier 1 risk-based capital ratio was 11.83 percent and the total risk-based capital ratio was 12.64 percent. Tier 1 capital increased to approximately $151.8million at June 30, 2013 from $136.7 million at June 30, 2012, reflecting an increase in retained earnings.

At June 30, 2013, the Corporation's capital ratios continued to exceed the minimum Federal requirements for a bank holding company, and Union Center National Bank's capital ratios continued to exceed each of the minimum levels required for classification as a "well capitalized institution" under the Federal Deposit Insurance Corporation Improvement Act ("FDICIA").

Non-GAAP Financial Measures

Reported amounts are presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). The Corporation's management believes that the supplemental non-GAAP information provided in this press release is utilized by market analysts and others to evaluate a company's financial condition and, therefore, that such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures presented by other companies.

“Return on average tangible stockholders’ equity” is a non-GAAP financial measure and is defined as net income as a percentage of tangible stockholders’ equity. Tangible stockholders’ equity is defined as common stockholders’ equity less goodwill and other intangible assets. The return on average tangible stockholders’ equity measure may be important to investors that are interested in analyzing the Corporation’s return on equity excluding the effect of changes in intangible assets on equity.

The following table presents a reconciliation of average tangible stockholders’ equity and a reconciliation of return on average tangible stockholders’ equity for the periods presented.

(dollars in thousands)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Net income	$4,923	$4,924	$4,469	$4,454	$4,353
Average stockholders’ equity	$166,385	$162,853	$160,006	$152,686	$145,607
Less: Average goodwill and other intangible assets	16,845	16,855	16,864	16,874	16,884
Average tangible stockholders’ equity	$149,540	$145,998	$143,142	$135,812	$128,723

Return on average stockholders’ equity	11.84%	12.09%	11.17%	11.67%	11.96%
Add: Average goodwill and other intangible assets	1.33%	1.40%	1.32%	1.45%	1.57%
Return on average tangible stockholders’ equity	13.17%	13.49%	12.49%	13.12%	13.53%

“Tangible book value per common share” is a non-GAAP financial measure and represents tangible stockholders’ equity (or tangible book value) calculated on a per common share basis. The disclosure of tangible book value per common share may be helpful to those investors who seek to evaluate the Corporation’s book value per common share without giving effect to goodwill and other intangible assets.

The following table presents a reconciliation of stockholders’ equity to tangible common stockholders’ equity and book value per common share to tangible book value per common share as of the dates presented.

(dollars in thousands, except per share data)
At quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Common shares outstanding	16,367,744	16,348,915	16,347,915	16,347,088	16,347,088
Stockholders’ equity	$161,285	$164,753	$160,691	$157,185	$147,983
Less: Preferred stock	11,250	11,250	11,250	11,250	11,250
Less: Goodwill and other intangible assets	16,840	16,849	16,858	16,868	16,877
Tangible common stockholders’ equity	$133,195	$136,654	$132,583	$129,067	$119,856

Book value per common share	$9.17	$9.39	$9.14	$8.93	$8.36
Less: Goodwill and other intangible assets	1.03	1.03	1.03	1.03	1.03
Tangible book value per common share	$8.14	$8.36	$8.11	$7.90	$7.33

"Tangible common stockholders' equity/tangible assets" is a non-GAAP financial measure and is defined as tangible common stockholders' equity as a percentage of total assets minus goodwill and other intangible assets. This measure may be important to investors that are interested in analyzing the financial condition of the Corporation without consideration of intangible assets, inasmuch as tangible common stockholders' equity and tangible assets both exclude goodwill and other intangible assets.

The following table presents a reconciliation of total assets to tangible assets and a comparison of total stockholders' equity/total assets to tangible common stockholders' equity/tangible assets as of the dates presented.

(dollars in thousands)
At quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Total assets	$1,605,698	$1,609,795	$1,629,765	$1,612,079	$1,501,022
Less: Goodwill and other intangible assets	16,840	16,849	16,858	16,868	16,877
Tangible assets	$1,588,858	$1,592,946	$1,612,907	$1,595,211	$1,484,145

Total stockholders' equity / total assets	10.04%	10.23%	9.86%	9.75%	9.86%
Tangible common stockholders' equity / tangible assets	8.38%	8.58%	8.22%	8.09%	8.08%

Other income is presented in the table below including and excluding net gains. We believe that many investors desire to evaluate other income without regard for gains.

(in thousands)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Other income	$1,707	$1,845	$1,016	$2,635	$1,604
Less: Net investment securities gains (losses)	600	319	(201)	763	513
Less: Bargain gain on acquisition	—	—	—	899	—
Other income, excluding net investment securities gains ( losses) and bargain gain on acquisition	$1,107	$1,526	$1,217	$973	$1,091

“Efficiency ratio” is a non-GAAP financial measure and is defined as other expense as a percentage of net interest income on a tax equivalent basis plus other income, excluding net securities gains, calculated as follows:

(dollars in thousands)
For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Other expense	$6,076	$6,538	$6,193	$7,507	$5,690
Less: Repurchase agreement termination fee	—	—	—	1,012	—
Less: Acquisition cost	—	—	10	472	—
Other expense, excluding extraordinary items	$6,076	$6,538	$6,183	$6,023	$5,690

Net interest income (tax equivalent basis)	$11,810	$11,950	$11,969	$11,663	$10,990
Other income, excluding net investment securities gains	1,107	1,526	1,217	973	1,091
Total	$12,917	$13,476	$13,186	$12,636	$12,081

Efficiency ratio	47.0%	48.5%	46.9%	47.7%	47.1%

The following table sets forth the Corporation’s consolidated average statements of condition for the periods presented.

Condensed Consolidated Average Statements of Condition (unaudited)

(in thousands)

For the quarter ended:	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Investment securities
Available for sale	$457,484	$503,223	$517,179	$508,864	$473,963
Held to maturity	95,163	65,378	58,929	60,275	66,626
Loans	888,175	873,916	864,829	850,059	790,382
Allowance for loan losses	(10,214)	(10,229)	(10,188)	(10,197)	(9,813)
All other assets	183,894	171,703	181,306	172,032	177,100
Total assets	$1,614,502	$1,603,991	$1,612,055	$1,581,033	$1,498,258
Non-interest bearing deposits	$219,965	$212,860	$205,278	$183,858	$173,248
Interest-bearing deposits	1,059,552	1,061,261	1,079,351	1,066,849	1,002,230
Borrowings	151,924	151,488	151,364	164,294	166,299
Other liabilities	16,676	15,529	16,056	13,346	10,874
Stockholders’ equity	166,385	162,853	160,006	152,686	145,607
Total liabilities and stockholders’ equity	$1,614,502	$1,603,991	$1,612,055	$1,581,033	$1,498,258

About Center Bancorp

Center Bancorp, Inc. is a bank holding company, which operates Union Center National Bank, its main subsidiary. Chartered in 1923, Union Center National Bank is one of the oldest national banks headquartered in the state of New Jersey and now ranks as the third largest national bank headquartered in the state. Union Center National Bank is currently the largest commercial bank headquartered in Union County. Its primary market niche is its commercial banking business. The Bank focuses its lending activities on commercial lending to small and medium-sized businesses, real estate developers and high net worth individuals.

The Bank, through its Private Banking and Wealth Management Division, which includes its wholly-owned subsidiary, Center Financial Group LLC, provides personalized wealth management and advisory services to high net worth individuals and families. Our services include banking, liquidity management, investment services, custody, tailored lending, wealth planning, trust and fiduciary services, insurance, family wealth advisory services and philanthropic advisory services. The Bank, through a strategic partnership between the Bank's Private Banking Division and Alexander, Troy & Company ("AT&CO."), Family Office Services, of Katonah, New York, provides customized financial and administrative services to high-net worth individuals.

Center, through a strategic partnership with Compass Financial Management, LLC and ING, offers pension/401(k) planning services. Compass is an Investment Advisory Company with five decades of cumulative experience providing investment services in a personal, professional and attentive manner. They provide discretionary private investment management for individuals and corporate accounts as well as 401(k) advisory services.

The Bank currently operates 16 banking locations in Bergen, Mercer, Morris and Union Counties in New Jersey. Banking centers are located in Union Township (5 locations), Berkeley Heights, Boonton/Mountain Lakes, Englewood, Madison, Millburn/Vauxhall, Morristown, Oakland, Saddle River, Springfield, Princeton and Summit, New Jersey. Center opened a Private Banking and Loan Production Office in Princeton, NJ in June 2013. The Bank's primary market area is comprised of central and northern New Jersey.

For further information regarding Center Bancorp, Inc., please visit our web site at http://www.centerbancorp.com or call (800) 862-3683. For information regarding Union Center National Bank, please visit our web site at www.ucnb.com.

Forward-Looking Statements

All non-historical statements in this press release (including statements regarding future margin performance, the Bank’s ability to market non-performing assets, the performance of restructured assets and other aspects of the Corporation’s future performance) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use forward-looking terminology such as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, Center Bancorp’s ability to integrate Saddle River Valley Bank’s branches into Center Bancorp’s branch network, continued relationships with major customers, including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to economic recovery and the deregulation of the financial services industry, and other risks cited in the Corporation's most recent Annual Report on Form 10-K and other reports filed by the Corporation with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

(in thousands, except for share and per share data)	June 30, 2013	December 31, 2012
	(Unaudited)

ASSETS
Cash and due from banks	$61,959	$104,134
Interest bearing deposits with banks	—	2,004
Total cash and cash equivalents	61,959	106,138
Investment securities:
Available for sale	419,773	496,815
Held to maturity (fair value of $135,354 at June 30, 2013 and $62,431 at December 31, 2012)	136,786	58,064
Loans held for sale	585	1,491
Loans	902,822	889,672
Less: Allowance for loan losses	10,202	10,237
Net loans	892,620	879,435
Restricted investment in bank stocks, at cost	8,986	8,964
Premises and equipment, net	13,456	13,563
Accrued interest receivable	6,850	6,849
Bank-owned life insurance	35,209	34,961
Goodwill	16,804	16,804
Prepaid FDIC assessments	—	811
Other real estate owned	220	1,300
Other assets	12,450	4,570
Total assets	$1,605,698	$1,629,765

LIABILITIES
Deposits:
Non-interest bearing	$219,669	$215,071
Interest-bearing:
Time deposits $100 and over	101,124	110,835
Interest-bearing transaction, savings and time deposits less than $100	960,101	981,016
Total deposits	1,280,894	1,306,922
Long-term borrowings	146,000	146,000
Subordinated debentures	5,155	5,155
Accounts payable and accrued liabilities	12,364	10,997
Total liabilities	1,444,413	1,469,074

STOCKHOLDERS’ EQUITY
Preferred stock, $1,000 liquidation value per share, authorized 5,000,000 shares; issued and outstanding 11,250 shares of Series B preferred stock at June 30, 2013 and December 31, 2012 total liquidation value of $11,250	11,250	11,250
Common stock, no par value, authorized 25,000,000 shares; issued 18,477,412 shares at June 30, 2013 and December 31, 2012; outstanding 16,367,744 shares at June 30, 2013 and 16,347,915 shares at December 31, 2012	110,056	110,056
Additional paid in capital	4,925	4,801
Retained earnings	54,356	46,753
Treasury stock, at cost (2,109,668 common shares at June 30, 2013 and 2,129,497 common shares December 31, 2012)	(17,078)	(17,232)
Accumulated other comprehensive income	(2,224)	5,063
Total stockholders’ equity	161,285	160,691
Total liabilities and stockholders’ equity	$1,605,698	$1,629,765

CENTER BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except for share and per share data)	2013	2012	2013	2012

Interest income
Interest and fees on loans	$9,892	$9,414	$19,815	$18,799
Interest and dividends on investment securities:
Taxable	2,885	3,112	5,857	6,200
Tax-exempt	1,081	826	2,157	1,599
Dividends	121	140	252	289
Interest on federal funds sold and other short-term investment	—	4	2	4
Total interest income	13,979	13,496	28,083	26,891
Interest expense
Interest on certificates of deposit $100 or more	220	182	459	434
Interest on other deposits	1,063	1,126	2,108	2,282
Interest on borrowings	1,468	1,642	2,918	3,284
Total interest expense	2,751	2,950	5,485	6,000
Net interest income	11,228	10,546	22,598	20,891
Provision for loan losses	—	(107)	—	—
Net interest income after provision for loan losses	11,228	10,653	22,598	20,891
Other income
Service charges, commissions and fees	451	421	857	867
Annuities and insurance commissions	146	48	246	92
Bank-owned life insurance	274	246	839	497
Loan related fees	114	95	253	205
Net gains on sale of loans held for sale	91	100	229	226
Other	31	181	209	222
Other-than-temporary impairment losses on investment securities	—	(140)	(24)	(198)
Net gains on sale of investment securities	600	653	943	1,648
Net investment securities gains (losses)	600	513	919	1,450
Total other income	1,707	1,604	3,552	3,559
Other expense
Salaries and employee benefits	3,335	3,055	6,825	6,173
Occupancy and equipment	811	606	1,717	1,306
FDIC insurance	208	270	521	569
Professional and consulting	230	294	449	540
Stationery and printing	78	96	163	180
Marketing and advertising	62	56	163	87
Computer expense	343	362	696	715
Other real estate owned, net	107	22	126	84
Other	902	929	1,954	1,843
Total other expense	6,076	5,690	12,614	11,497
Income before income tax expense	6,859	6,567	13,536	12,953
Income tax expense	1,936	2,214	3,689	4,369
Net Income	4,923	4,353	9,847	8,584
Preferred stock dividends and accretion	28	84	84	225
Net income available to common stockholders	$4,895	$4,269	$9,763	$8,359
Earnings per common share
Basic	$0.30	$0.26	$0.60	$0.51
Diluted	$0.30	$0.26	$0.60	$0.51
Weighted Average Common Shares Outstanding
Basic	16,348,915	16,333,653	16,348,567	16,332,990
Diluted	16,375,774	16,341,767	16,375,028	16,340,011

CENTER BANCORP, INC. AND SUBSIDIARIES

SELECTED QUARTERLY FINANCIAL AND STATISTICAL DATA

(Unaudited)

	Three Months Ended
(in thousands, except for share and per share data) (annualized where applicable)	6/30/2013	3/31/2013	6/30/2012
Statements of Income Data

Interest income	$13,979	$14,104	$13,496
Interest expense	2,751	2,734	2,950
Net interest income	11,228	11,370	10,546
Provision for loan losses	—	—	(107)
Net interest income after provision for loan losses	11,228	11,370	10,653
Other income	1,707	1,845	1,604
Other expense	6,076	6,538	5,690
Income before income tax expense	6,859	6,677	6,567
Income tax expense	1,936	1,753	2,214
Net income	$4,923	$4,924	$4,353
Net income available to common stockholders	$4,895	$4,868	$4,269
Earnings per Common Share
Basic	$0.30	$0.30	$0.26
Diluted	$0.30	$0.30	$0.26
Statements of Condition Data (Period-End)
Investment securities:
Available for sale	$419,773	$458,004	$467,190
Held for maturity( fair value $135,354, $81,921 and $66,562)	136,786	78,212	62,997
Loans held for sale	585	774	501
Loans	902,822	879,387	806,953
Total assets	1,605,698	1,609,795	1,501,022
Deposits	1,280,894	1,282,223	1,174,649
Borrowings	151,155	151,155	166,262
Stockholders' equity	161,285	164,753	147,983
Common Shares Dividend Data
Cash dividends	$899	$899	$490
Cash dividends per share	$0.055	$0.055	$0.030
Dividend payout ratio	18.37%	18.47%	11.48%
Weighted Average Common Shares Outstanding
Basic	16,348,915	16,348,215	16,333,653
Diluted	16,375,774	16,373,588	16,341,767
Operating Ratios
Return on average assets	1.22%	1.23%	1.16%
Return on average equity	11.84%	12.09%	11.96%
Return on average tangible equity	13.17%	13.49%	13.53%
Average equity / average assets	10.31%	10.15%	9.72%
Book value per common share (period-end)	$9.17	$9.39	$8.36
Tangible book value per common share (period-end)	$8.14	$8.36	$7.33
Non-Financial Information (Period-End)
Common stockholders of record	530	536	542
Full-time equivalent staff	171	173	165